Exhibit (c)(4)
F E B R U A R Y 2 7 , 2 0 0 6 P R E S E N T A T I O N T O S P E C I A L C O M M I T T E E S T R I C T L Y P R I V A T E A N D C O N F I D E N T I A L

English_Fairness or valuation This presentation was prepared exclusively for the benefit and internal use of the JPMorgan client to whom it is directly addressed and delivered (including such client's subsidiaries, the "Company") in order to assist the Company in evaluating, on a preliminary basis, the feasibility of a possible transaction or transactions and does not carry any right of publication or disclosure, in whole or in part, to any other party. This presentation is for discussion purposes only and is incomplete without reference to, and should be viewed solely in conjunction with, the oral briefing provided by JPMorgan. Neither this presentation nor any of its contents may be disclosed or used for any other purpose without the prior written consent of JPMorgan. The information in this presentation reflects prevailing conditions and our views as of this date, all of which are accordingly subject to change. JPMorgan's opinions and estimates constitute JPMorgan's judgment and should be regarded as indicative, preliminary and for illustrative purposes only. In preparing this presentation, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information available from public sources or which was provided to us by or on behalf of the Company or which was otherwise reviewed by us. In addition, our analyses are not and do not purport to be appraisals of the assets, stock, or business of the Company or any other entity. JPMorgan makes no representations as to the actual value which may be received in connection with a transaction nor the legal, tax or accounting effects of consummating a transaction. Unless expressly contemplated hereby, the information in this presentation does not take into account the effects of a possible transaction or transactions involving an actual or potential change of control, which may have significant valuation and other effects. Notwithstanding anything herein to the contrary, the Company and each of its employees, representatives or other agents may disclose to any and all persons, without limitation of any kind, the U.S. federal and state income tax treatment and the U.S. federal and state income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Company relating to such tax treatment and tax structure insofar as such treatment and/or structure relates to a U.S. federal or state income tax strategy provided to the Company by JPMorgan. JPMorgan's policies prohibit employees from offering, directly or indirectly, a favorable research rating or specific price target, or offering to change a rating or price target, to a subject company as consideration or inducement for the receipt of business or for compensation. JPMorgan also prohibits its research analysts from being compensated for involvement in investment banking transactions except to the extent that such participation is intended to benefit investors. JPMorgan is a marketing name for investment banking businesses of JPMorgan Chase & Co. and its subsidiaries worldwide. Securities, syndicated loan arranging, financial advisory and other investment banking activities are performed by a combination of J.P. Morgan Securities Inc., J.P. Morgan plc, J.P. Morgan Securities Ltd. and the appropriately licensed subsidiaries of JPMorgan Chase & Co. in Asia-Pacific, and lending, derivatives and other commercial banking activities are performed by JPMorgan Chase Bank, N.A. JPMorgan deal team members may be employees of any of the foregoing entities. This presentation does not constitute a commitment by any JPMorgan entity to underwrite, subscribe for or place any securities or to extend or arrange credit or to provide any other services. P R E S E N T A T I O N T O S P E C I A L C O M M I T T E E

Appendix Preliminary valuation analysis Key transaction considerations Process considerations Introduction 1 1 1 2 5 3 7 4 19 5 23 P R E S E N T A T I O N T O S P E C I A L C O M M I T T E E

Situation overview JPMorgan is pleased to review with the Special Committee the potential sale of Kerzner International We believe we can add significant value to the process and are uniquely positioned to act as financial advisor in this transaction Experienced transaction team Leading M&A franchise Leading gaming and lodging franchise Strong relationship with potential acquirers Leading financial sponsor franchise Unique relationships and insights Unique Company insight 2 I N T R O D U C T I O N

Real Estate, Lodging & Gaming Mergers & Acquisitions Glenn Carlin Managing Director Head of Lodging & Gaming (212) 622-4454 glenn.carlin@jpmorgan.com Eric Tanjeloff Vice President (212) 622-4359 eric.tanjeloff@jpmorgan.com John Witherspoon Associate (212) 622-4273 john.r.witherspoon@jpmorgan.com John Saunders Analyst (212) 622-0248 john.w.saunders@jpmorgan.com Rob Kindler Managing Director Global Head of M&A (212) 622-1131 robert.kindler@jpmorgan.com Ben Lett Managing Director (212) 622-2439 ben.lett@jpmorgan.com Aakash Bhasin Vice President (212) 622-2344 aakash.bhasin@jpmorgan.com Matthew Hodan Analyst (212) 622-1251 matthew.c.hodan@jpmorgan.com The JPMorgan team 3 I N T R O D U C T I O N

JPMorgan's role as financial advisor Valuation Review of proposals Negotiate alternatives JPMorgan will prepare a detailed valuation of Kerzner JPMorgan will evaluate any proposals submitted to the Special Committee JPMorgan will assist the Special Committee in negotiating any proposals Review of process JPMorgan will review sale process and strategic alternatives/tactics to maximize value Fairness opinion JPMorgan will evaluate the fairness of any offer received by the Kerzner shareholders from a financial point of view and will, if requested, render a fairness opinion 4 I N T R O D U C T I O N

Appendix Preliminary valuation analysis Key transaction considerations Process considerations Introduction 5 1 1 2 5 3 7 4 19 5 23 P R E S E N T A T I O N T O S P E C I A L C O M M I T T E E

Process considerations

Special Committee process considerations

Management team discussing potential buyout transaction with a select group of financial sponsors	Receive and negotiate definitive acquisition proposal	Market shop transaction	Announce final transaction
▪ Management and the financial sponsors are subject to standstill agreements ▪ Sponsors include Colony Capital, Providence, TPG and Whitehall ▪ Company to provide financial sponsors access to a data room	▪ Negotiate fully-committed financing with appropriate backstop bridge facility ▪ Proposals should not be subject to any due diligence or other such contingency ▪ Contract terms to provide for a market shop period and break-up fees (as low as possible)	▪ Publicly announce: – The Company will seek better offers for its shareholders[1] – Management will stay with the Company for one year post acquisition – The Kerzner's and the acquiring shareholders will support a superior offer ▪ Negotiate superior proposal; existing contract to form basis for negotiations	

JPMorgan recommends that the Special Committee not determine the final process until after receiving initial bids from management/sponsors

[1] There will need to be equality of corporate data shared with bidders and information shared with management/sponsors

PROCESS CONSIDERATIONS

JPMorgan

KERZNER INTERNATIONAL 6

Appendix Preliminary valuation analysis Key transaction considerations Process considerations Introduction 7 Valuation drivers Review of potential buyers 1 1 2 5 3 7 4 19 5 23 P R E S E N T A T I O N T O S P E C I A L C O M M I T T E E

Key drivers of value for a potential buyer Cost and revenue synergy opportunities Capital structure and leveragability View of development pipeline Ability to maintain existing partnerships Ability to retain Kerzner's existing tax status A strategic buyer could realize at least $25 million of cost synergies, implying a minimum of $9.00 of equity value per share JPMorgan believes a strategic buyer can improve Kerzner's casino revenue by 20-30%, approximately $20 million of EBITDA, implying $6.50 of equity value per share Cost of capital and financial leverage will drive a buyer's ability to pay The ability to keep Kerzner's Bahamian incorporation should allow a buyer to avoid paying corporate income tax Kerzner's pipeline of international development opportunities will require capital expenditure and expertise A change in control could have an impact on valuation 8 K E Y T R A N S A C T I O N C O N S I D E R A T I O N S

A strategic buyer could realize at least $25 million of cost synergies, implying approximately $9.00 of equity value per share Cost Reduction Kerzner is expected to have corporate overhead of approximately $50 million, or 6.5% of revenues in 2006 Executive compensation and benefits were $6 million in 2004 Kerzner incurs an estimated $10 million in public company costs The balance is assumed to encompass travel and entertainment expenses, new project pursuit costs and legal costs Potential synergy impact Source: Column 1 Column 3 Column 4 Column 5 Column 6 Column 7 Column 8 Column 9 Column 10 Column 11 Column 12 Column 13 Column 14 Column 15 Column 16 KZL 6.5 STN 4.9 GET 3.5 WYNN 2.8 MGM 1.8 BYD 1.8 LVS 1.7 HET 1.4 Corporate expenses as a % of revenue (2006E) KZL1 STN MGM BYD HET WYNN GET LVS 1 Assumes a 9.5% discount rate and 2% perpetuity growth 2 Based on 38.7mm diluted shares outstanding Source: Equity research 1 JPMorgan estimate 9 K E Y T R A N S A C T I O N C O N S I D E R A T I O N S

JPMorgan believes a strategic buyer can recognize revenue synergies of approximately $20mm, or $6.50 of equity value per share Revenue Enhancement Kerzner currently avoids high-roller business An opportunity exists to target premium player business and drive gaming revenue profitability Integration of Atlantis customer base into an existing loyalty program could also generate incremental revenue Source: Value estimate 1 Assumes a 9.5% discount rate and 2% perpetuity growth 2 Based on 38.7mm diluted shares outstanding 10 K E Y T R A N S A C T I O N C O N S I D E R A T I O N S

Financial buyer analysis Strategic buyer 2006E break-even EPS analysis Cost of capital and leverage will drive buyers' ability to pay 70% pro forma leverage on capital structure $2.6bn of new debt 9.0% interest rate on new debt Existing net debt of $557mm refinanced $100mm of total transaction costs, including cost of new debt and $37mm of bond tender costs 3/31/06 entry, 12/31/10 exit 1 Does not include any tax synergies related to Kerzner's U.S. NOLs 2 100% cash to the seller; based on an IRR hurdle rate; 50% pro forma debt to total capitalization, 15% IRR hurdle, 3.00% perpetuity Factors other than attractive capital markets and accretion/dilution will also affect buyers' willingness to pay 11 K E Y T R A N S A C T I O N C O N S I D E R A T I O N S

A change in control could have a meaningful impact on valuation

A study of Kerzner's partnership agreements will be needed to determine any change in control consequences for new acquirer

- Sentosa - 60% interest in JV with CapitaLand
- Dubai - 25% interest in JV with Istithmar
- The Residences at Atlantis - 50% interest in JV with Turnberry Associates
- BLB Investors - 37.5% interest in JV with Starwood Capital and Waterford Gaming
- Cape Town - Agreement with Victoria & Alfred Waterfront (Pty) Limited
- Second phase of Harborside at Atlantis - timeshare JV with Starwood Hotels & Resorts
- One & Only
  - Kanuhura, Maldives - 18.75% interest
  - Palmilla, Cabo, Mexico - 50% interest
  - Reethi Rah, Maldives - Variable interest entity owned by Reethi Rah Resorts
  - Royal Mirage, Dubai - Management only
  - Le Saint Géran, Mauritius - 20.4% interest
  - Le Touessrok, Mauritius - 20.4% interest
  - Sugar Beach, Mauritius - 20.4% interest
  - La Pirogue - 20.4% interest
  - Le Coco Beach - 20.4% interest
  - Ocean Club Residences & Marina

KEY TRANSACTION CONSIDERATIONS

JPMorgan
KERZNER INTERNATIONAL 12

The ability to maintain Kerzner's Bahamian corporate structure should allow a buyer to not pay tax on Kerzner's income

KEY TRANSACTION CONSIDERATIONS

Issue	Potential responses
■ U.S. companies (e.g., acquirer) are taxed on worldwide income □ Kerzner would pay approximately $43 million in tax in 2006 if taxed as a U.S. company[1] □ Depending on arrangement between US parent and Bahamian subsidiary, earnings could be subject to Subpart F rules	■ Do not repatriate cash □ No tax if acquirer maintains Kerzner's existing Bahamian incorporation □ Use excess cash flow from off-shore operations for additional off-shore investments ■ Potentially utilize target's $300 million of U.S. NOLs to offset taxable income from repatriation[2]
■ GAAP requires U.S. acquirer to report book taxes on worldwide income □ APB 23 allows an exception if the cash (income) is never expected to be repatriated	■ Prohibit repatriation □ Use NOLs to offset acquirers existing taxable income, subject to limitation[2]

[1] Based on $122.8 million of estimated pre-tax net income and on the US tax rate of 35%

[2] Could represent an addition sources of value to a buyer; this value is not quantified in our analysis

JPMorgan

KERZNER INTERNATIONAL 13

Appendix Preliminary valuation analysis Key transaction considerations Process considerations Introduction 14 Valuation drivers Review of potential buyers 1 1 2 5 3 7 4 19 5 23 P R E S E N T A T I O N T O S P E C I A L C O M M I T T E E

Potential buyer universe

Strategic buyer universe

- Boyd Gaming
- Harrah's
- Hyatt
- Genting
- Las Vegas Sands
- MGM Mirage
- Mohegan Tribal Gaming Authority
- Sandals
- Wynn

Top strategic candidates

- MGM Mirage
- Harrah's
- Las Vegas Sands
- Wynn
- Genting
- Hyatt

Financial buyer universe

- Blackstone
- Cerberus
- Cascade
- CVC
- Elad Group
- KSL Resorts
- Lehman Brothers
- Maloof family
- Morgan Stanley
- MSD Capital
- Prince Alwaleed (Kingdom Holdings)
- Richard Branson
- RREEF
- Starwood Capital
- Walton Street
- Other hedge funds

Top financial candidates

- Blackstone
- KSL Resorts
- Cerberus
- Starwood Capital

Operating partner candidates

- Hilton
- InterContinental
- Loews
- Mandarin Oriental
- Marriott
- Shangri-La
- Starwood Hotels

KEY TRANSACTION CONSIDERATIONS
JPMorgan
KERZNER INTERNATIONAL 15

Top strategic candidates Strategic rationale JPMorgan relationship Assessment of actionability 16 K E Y T R A N S A C T I O N C O N S I D E R A T I O N S

Top strategic candidates (cont'd) Strategic rationale JPMorgan relationship Assessment of actionability 17 K E Y T R A N S A C T I O N C O N S I D E R A T I O N S

Top financial candidates Strategic rationale JPMorgan relationship Assessment of actionability 18 K E Y T R A N S A C T I O N C O N S I D E R A T I O N S

Appendix Preliminary valuation analysis Key transaction considerations Process considerations Introduction 19 1 1 2 5 3 7 4 19 5 23 P R E S E N T A T I O N T O S P E C I A L C O M M I T T E E

52-week trading range Analyst price targets Publicly-traded comparables Precedent transactions Sum of the parts Discounted cash flow analysis LBO analysis Equity value per share Preliminary valuation summary Note: Valuation based on equity analyst projections and JPMorgan assumptions; Current price and 52-week trading range are as of 2/16/06; Publicly-traded comps valuation range based on 22-25x 2006E EPS of $3.36; Precedent transactions range based on 11.5-13.5x 2006E EBITDA pro forma for 35% tax impact ($330mm); Sum of the parts detail in appendix; Discounted cash flow range based on 9-10% WACC, 3% perpetuity growth rate, detail in appendix; Strategic buyer range includes MGM Mirage, Harrah's, Las Vegas Sands, and Wynn Resorts based on ability to pay at breakeven accretion/dilution with full synergies; LBO analysis range based on 20-25% required return, 2.75-3.25% exit perpetuity growth rate on $397mm of terminal free cash flow in 2011, 70% pro forma debt to total capitalization assumption; does not include any tax synergies related to Kerzner's U.S. NOLs Current price: $67.37 Mean LBO DCF Trans Trade Barbell 10 Barbell 11 Barbell 12 Barbell 13 Barbell 14 Barbell 15 Barbell 16 91 25.4 109.5 25.4 80 46 95 46 74 56.4 84 56.4 52.49 77.2 70.28 77.2 92.5 0 35.6 102.5 85 35.6 87 14.6 113 14.6 77.5 4.3 88.5 4.3 71 66.3 81 66.3 Valuation comments Current market values do not reflect future value potential of the business Value of non-cash flow generating assets (i.e. undeveloped land) is not reflected in valuation metrics other than sum of the parts EBITDA multiple approach is less relevant in valuing KZL due to low corporate tax rate and significant JV equity earnings contribution Lack of good comparable precedent transactions DCF, LBO, and sum of the parts metrics best reflect future growth of company Strategic buyer/ break-even accretion 20 P R E L I M I N A R Y V A L U A T I O N A N A L Y S I S

Analysis at various prices $ million, except per share data Note: Synergy case assumes $35mm run-rate synergies 1 As of 12/31/05, assumes full consolidation of Palmilla and Reethi Rah debt, EBITDA, and earnings 2 2007E assumes increased leverage by 2006E expansion capex; 2008E assumes increased leverage by 2006E & 2007E expansion capex 21 P R E L I M I N A R Y V A L U A T I O N A N A L Y S I S

Illustrative LBO analysis Assumptions Financial summary and credit statistics ($ millions) Implied 2006E FV/EBITDA multiple Source: Based on public filings, equity research, and JPMorgan assumptions Note: Assumes a 2010 exit 1 Pro rata owned interest, does not include synergies 2 Three quarters of 2006E EBITDA & interest expense Sources and uses of funds ($ millions) Implied current equity value per share 22 P R E L I M I N A R Y V A L U A T I O N A N A L Y S I S

Appendix Preliminary valuation analysis Key transaction considerations Process considerations Introduction 23 1 1 2 5 3 7 4 19 5 23 P R E S E N T A T I O N T O S P E C I A L C O M M I T T E E

Selected public market comparables Market information 1 Includes common shares, common share equivalents (excluding options) 2 Equals the sum of equity market value, minority interests, debt outstanding and preferred stock at liquidation preference 3 Estimates for EPS are from equity research 4 Aggregate value is total market capitalization less cash and cash equivalents. EBITDA estimates from analyst reports 5 Total debt as of 9/30/05 for Gaylord Entertainment excludes $613 million associated with the Company's secured forward exchange contract 6 Pro forma for announced transaction with Host Marriott 7 Hilton Hotels pro forma for announced acquisition of Hilton plc assets 24 A P P E N D I X

Comparable precedent transactions Private and public - target transactions 25 A P P E N D I X

Stack 1 Invisible Stack 2 Stack 3 Stack 4 Stack 5 Stack 6 Stack 7 Totals (invisible) Stack 8 Stack 9 Stack 10 Stack 11 Stack 12 Stack 13 Stack 14 Stack 15 Stack 16 61.62 5 30 61.6 8.71 70.3 4.61 74.9 2.68 77.6 2.09 60 79.7 1.79 81.5 0.75 82.3 0.27 82.5 15.1 97.63 $ per share Sum of the parts valuation Existing operations BLB Land Existing operations, development projects and land Equity value per share $97.63 Development projects Phase III Morocco (probability weighted) The Palm OC Condos Singapore (probability weighted) UK (probability weighted) Equity value per share $61.62 +$2.09 +$8.71 +$1.79 +$2.68 +$0.75 +$4.61 +$0.27 +$15.10 Contribution to equity value per share Note: Based on equity research and JPMorgan estimates; analysis on following page 26 A P P E N D I X

$ millions, except per share data Sum of the parts valuation (cont'd) Source: Based on public filings, equity research, and JPMorgan assumptions 1 EBITDA represents pro-rata owned interest 2 Excludes Palmilla and Reethi Rah debt 3 Represents 80% of equity research 27 A P P E N D I X

Discounted cash flow Free cash flow ($ millions) Equity value per share Implied 2006E FV/EBITDA multiple Implied terminal FV/EBITDA multiple Note: Assumes valuation date of 3/31/06; utilizes the mid year convention; net debt of $557mm 1 Three quarters of full-year 2006E EBITDA of $228mm 2 Pro rata owned interest 28 A P P E N D I X

Rob Kindler Managing Director, New York Global Head of Mergers & Acquisitions Rob was born in New York in 1954. He received a B.A. from Colgate University in 1976 and a J.D. from New York University School of Law in 1980. He is on the Board of Trustees of Colgate University, the Board of Directors of March of Dimes (NY Div), and the Board of Directors of the Knight-Bagehot Fellowship Program at Columbia University Graduate School of Journalism. Prior to joining JP Morgan, Rob was a senior partner at the law firm of Cravath, Swaine & Moore, where he specialized in mergers and acquisitions for over 20 years. Cendant in its proposed separation into four companies Nextel in its $42 billion merger with Sprint Comcast in its $72 billion successful unsolicited bid for AT&T Broadband CenturyTel in its successful defense against a $9 billion unsolicited offer by Alltel DreamWorks in its $4 billion spin-off of DreamWorks Animation Johnson Controls in its $3.2 billion acquisition of York International MCI in its $9 billion sale to Verizon GenCorp in its successful defense against a $1.3 billion bid by steel Partners Grey Global in its $1.5 billion acquisition by WPP Group AMLI Properties in its proposed $2 billion sale to Prime Property Fund Summit Properties in its $2 billion acquisition by Camden Pechiney in its hostile defense and its $7.1 billion acquisition by Alcan A private equity group in the $7 billion acquisition of the Qwest directories business PCCW in the $1.0 billion investment by China Netcom Avaya in its $635 million acquisition of Tenovis GmbH Citizens Communications in its recapitalization Panamerican Beverages in its $3.5 billion acquisition by Coca-Cola Femsa Lycos in its $12.5 billion merger with Terra Networks Corning in the $850 million sale of its precision lens business to 3M Houghton Mifflin in its $2.2 billion acquisition by Vivendi Bristol-Myers Squibb in its $6 billion spin-off of its Zimmer surgical products business 29 A P P E N D I X

Mr. Lett has been a member of the Mergers & Acquisitions group since 1997 in a broad variety of M&A roles. He has had responsibility for supervising merger and acquisitions and related strategic advisory work in a number of different sectors including real estate, technology and oil and gas. He also has substantial experience on numerous financing transactions. For six years Mr. Lett managed a retail start-up funded by Cardinal Capital of Dallas Texas. Mr. Lett graduated from Vanderbilt University (1986-1990) with an B.A. Degree in Political Science and Northwestern's Kellogg School of Management (1995-1997) with an MBA. Silver Lake Partners on its $10.8bn acquisition of SunGard Data Systems Investcorp on its acquisition of CCC Information Services Group Computer Associates on its acquisition of Netegrity Avaya on its acquisition of Tenovis EMC on its acquisition of SMARTS IBM its $2.1B divestiture of HHD Lucent on its $600 million divestiture of Kenan Systems Avaya on its acquisition of Expanets Sungard on the acquisition of Comdisco Agere on its divestiture of its WiFi Systems division Network Associates on its $1.0bn dollar acquisition of McAffe.com Network Associates on its acquisition of Entercept Software Network Associates on its sale of Magic Software Network Associates on its sale of Sniffer (Network General) Motorola on its acquisition of Next Level Communications Mercator Software its successful defense of an unsolicited bid from SSH Conoco Inc. on its $6.3 bn acquisition of Gulf Canada Resources Conoco Inc. on its acquisition of Gulf Indonesia Resources Phillips Petroleum Company in its $36 bn merger-of-equals with Conoco Inc. Exxon on its $86 billion merger with Mobil Pioneer on its acquisition of Evergreen Plains Resources on its acquisition of Nuevo Ocean Energy's $1.3 billion merger with Seagull Energy Telecom Italia (SEAT Pagine Gialle) on its unsolicited offer for NetCreations Bethlehem Steel on its successful defense of an unsolicited bid Managing Director, New York Mergers & Acquisitions Ben Lett 30 A P P E N D I X

Mr. Carlin is a Managing Director in the Real Estate, Lodging & Gaming Investment Banking group at JPMorgan, where he is the Global Head of all lodging and gaming company coverage. Glenn advises these clients on mergers & acquisitions as well as provides access to a range of capital market products including bank, bonds, equity, and risk management. Most recently, Glenn advised Colony Capital and Kingdom Holdings on its pending $3.9 billion acquisition of Fairmont Hotels & Resorts. In 2005, Glenn advised Wyndham International on its $3.24 billion sale to Blackstone as well as BLB Investors (a consortium of Kerzner International, Starwood Capital, and Waterford Gaming) in its $455 million acquisition of Wembley Inc. Glenn was also co-financial advisor to Harrah's on its acquisition of Horseshoe and MGM Mirage on its acquisition of Mandalay. Glenn has completed lead capital markets transactions for Caesars ($375 million convert), Kerzner ($400 million high yield bonds), Harrah's ($750 million bonds), Wynn Resorts ($1.3 billion high yield bonds), Scientific Games ($200 million high yield bonds and $275 million convertible) and Gaylord Entertainment ($223 million common equity). JPMorgan was also a co-lead in Wynn Resorts' $492 million IPO and Las Vegas Sands' $794 million IPO. Glenn also advised the management of Sunburst Hospitality in a management-led buy-out as well as Boca Resorts in the $335 million sale of the Arizona Biltmore to KSL Enterprises. In 1999, Glenn advised Wyndham's review of strategic alternatives, which led to a $1 billion convertible preferred investment by an investor group led by Apollo and Thomas H. Lee and $2.45 billion in new credit facilities. Glenn led JPMorgan's lodging team in its advisory and financing roles in Starwood's acquisition of ITT Corporation. Glenn has been with JPMorgan, or its predecessor firms, for 13 years which follows four years at Morgan Stanley Realty and nearly two years at HVS Financial Services, a hospitality investment banking firm which he co-founded. Glenn received an MBA in Real Estate Finance from Columbia Business School and a BS in Economics from the Wharton School of Business. Glenn is also a Certified Public Accountant. Glenn Carlin Managing Director, New York Head of Lodging & Gaming 31 A P P E N D I X